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                                                                    Exhibit 99.1


                  Liquid Audio Announces Committee Appointments


New York, NY (PR Newswire) July 22, 2003 Liquid Audio, Inc. (OTC LQID.PK) announced today the membership of its various committees. The announcement was made by James A. Mitarotonda, Co-Chairman and Co-Chief Executive Officer and Mr. Seymour Holtzman, Co-Chairman and Co-Chief Executive Officer.

Mr. Mitarotonda noted the Audit Committee consists of William Fox, Michael McManus and Jesse Choper. Mr. Fox is serving as Chairman. Additionally, Mr. Mitarotonda noted Jesse Choper, William Fox and Michael McManus are members of the Compensation Committee with Mr Choper serving as Chairman. Further, Mr. Mitarotonda announced the Nominating Committee consists of Michael McManus, William Fox and Jesse Choper, with Mr. McManus serving as Chairman.

Mr. Mitarotonda and Mr.Holtzman concluded, "We are extremely pleased to have executives of such caliber and experience serving on our various committees."

About Liquid Audio

Liquid Audio, Inc. was formerly engaged in the provision of an open platform that enabled the digital delivery of media over the Internet through January 2003. During 2002, the Company pursued its business of maintaining and extending its digital distribution business. During the spring of 2002, it became apparent that Liquid Audio could not achieve financial success as an independent company with its business model and wound down its operations. The Company is currently seeking potential acquisitions.

Cautionary Language

Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Liquid Audio, Inc.'s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in Liquid Audio Inc.'s annual report on Form 10-K and its quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Contact:
Melvyn Brunt
MM Companies, Inc.
212.974.5730